Exhibit 10.2

AMENDMENT NO. 6 TO RETIREMENT BENEFIT AGREEMENT

THIS AMENDMENT NO. 6 TO RETIREMENT BENEFIT AGREEMENT (this “Amendment”) by and between Mylan Inc., a Pennsylvania corporation (the “Company”), and Robert J. Coury (“Executive”) is made effective as of January 1, 2014 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Retirement Benefit Agreement dated as of December 31, 2004, as amended to date (the “Agreement”);

WHEREAS, the Company and Executive desire to further amend the Agreement in accordance with Article XIII thereof, upon the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   Section 1(h) of the Agreement is hereby deleted in its entirety and replaced with the following:

“NPV” shall mean the sum of the present value at any given time of the monthly benefits to be paid, using a discount rate equal to the long-term applicable federal rate in effect as of December 31, 2013 (determined under Section 1274(d) of the Code), compounded semiannually. For the avoidance of doubt, the parties hereto agree that such discount rate as of December 31, 2013 is 3.29%. For purposes of determining NPV of Executive’s Retirement Benefit and Supplemental Retirement Benefit where Executive’s employment terminates prior to attaining age 55, it shall be assumed that Executive’s Retirement Benefit and Supplemental Retirement Benefit would have commenced at the date on which Executive would have attained age 55 and the NPV of such Retirement Benefit and Supplemental Retirement Benefit shall equal the present value of such amounts at age 55 discounted back to the Executive’s actual age upon such termination using the rate prescribed in the preceding sentence. Executive’s age for purposes of this Agreement shall be Executive’s age at his nearest birthday.

2.  Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Upon the termination of the Executive’s employment with the Company for any reason (including, without limitation, death) following the Effective Date, Executive shall, subject to the provisions hereof, receive an amount (the “Retirement Benefit”) in cash equal to the NPV of an annual retirement benefit for a period of fifteen (15) years equal to fifty percent (50%) of the sum of (i) his annual base salary as of December 31, 2011 (the “RB Salary”) and (ii) the average of the three highest annual cash bonuses paid to Executive with respect to the five years preceding January 1, 2012 (such average, the “RB Bonus”). Further, subject to the provisions hereof, the Executive shall receive an additional amount (the “Supplemental Retirement Benefit”) equal to the

NPV of an annual retirement benefit for a period of fifteen (15) years equal to twenty percent (20%) of the sum of the RB Salary and the RB Bonus. Each of Executive’s Retirement Benefit and Supplemental Retirement Benefit shall be paid to Executive in a lump sum within ten (10) days following such termination.

Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Section 2.1 and the Retirement Benefit and Supplemental Retirement Benefit shall not be due until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Section 2.1, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Section 2.1 that are due within the “short term deferral period” within the meaning of Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Section 2.1 during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier).

3.  Sections 2.2, 2.3, 2.4 and 2.5 of the Agreement are hereby deleted.

4.  Article III of the Agreement is hereby deleted.

5.  Article IV of the Agreement is hereby deleted in its entirety and replaced with the following:

IV.  CHANGE IN CONTROL

Upon the occurrence of a Change in Control, Sections 8.1 and 8.2 and the final sentence of Section 8.3 hereof shall no longer be of any force or effect.

6.  Article VIII of the Agreement is hereby deleted in its entirety and replaced with the following:

VIII.  ELIGIBILITY FOR PAYMENT

8.1  Executive shall not be eligible for payment of the Supplemental Retirement Benefit if, and only if, (i) prior to June 30, 2014, the Company notifies Executive in writing that Executive committed an act of Cause (as defined in Section 8(b) of the Employment Agreement) prior to June 30, 2014 and (ii) Executive fails to dispute such claim within 30 days following receipt of the Company’s notice or, if Executive does dispute the claim, the Company prevails on such claim. In the event Executive had previously received the Supplemental Retirement Benefit and, pursuant to the preceding sentence, Executive is not eligible for payment of the Supplemental Retirement Benefit, then Executive shall be required to return the after-tax portion of the Supplemental Retirement Benefit.

8.2  For purposes of Sections 8.1 hereof, the after-tax portion shall be the amount of the Supplemental Retirement Benefit multiplied by 100% minus the Executive’s combined marginal federal, state and local tax rate for the year of payment.

8.3  The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others, whether based on contractual, fiduciary or other claims. In the event of any dispute between Executive and the Company regarding the Executive’s right to payment under this Agreement, except as set forth below, the Company agrees that, notwithstanding any such dispute, the Company will not for any reason withhold payment of any amounts that Executive would have been entitled to receive under this Agreement had his employment ended by reason of resignation. The forgoing sentence shall not apply to payment of the Supplemental Retirement Benefit if and only if the Company alleges the existence of Cause in accordance with the provisions of Section 8.1 of this Agreement.

7.  (a)  The parties acknowledge and agree that this Amendment is an integral part of the Agreement. Notwithstanding any provision of the Agreement to the contrary, in the event of any conflict between this Amendment and the Agreement or any part of either of them, the terms of this Amendment shall control.

(b)  Except as expressly set forth herein, the terms and conditions of the Agreement are and shall remain in full force and effect.

(c)  The Agreement, as amended hereby, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.

(d)   This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of New York.

(e)  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

MYLAN INC.,

by
/s/ Rodney L. Piatt
	Name:	Rodney L. Piatt
	Title:	Chairman, Compensation Committee

EXECUTIVE

by
/s/ Robert J. Coury
Robert J. Coury